Exhibit 4.4

DESCRIPTION OF THE REGISTRANT'S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

As of March 4, 2021, Minerva Neurosciences, Inc. (the “Company”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our common stock.

The following description of our common stock is a summary, does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the applicable provisions of Delaware law and our amended and restated certificate of incorporation and our amended and restated bylaws, copies of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.4 is a part. We encourage you to read our certificate of incorporation, our bylaws and the applicable provisions of Delaware law for additional information.

Authorized Capital Stock

Our authorized capital stock consists of 125,000,000 shares of common stock, $0.0001 par value per share, and 100,000,000 shares of preferred stock, $0.0001 par value per share.

Common stock

Voting rights. Each holder of our common stock is entitled to one vote for each share of common stock on all matters submitted to a vote of the stockholders, including the election of directors. The holders of our common stock do not have cumulative voting rights. Because of this, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they should so choose.

Dividend rights. Subject to preferences that may be applicable to any then outstanding preferred stock, holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.

Liquidation. In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock.

Rights and Preferences. Holders of our common stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to our common stock. The outstanding shares of our common stock are fully paid and nonassessable.

Preferred stock

Under our amended and restated certificate of incorporation, our board of directors has the authority, without further action by our stockholders, to issue up to 100,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of common stock. The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control of our company or other corporate action.

Anti-takeover Provisions

Certificate of Incorporation and Bylaws. Our amended and restated certificate of incorporation provides for our board of directors to be divided into three classes, with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because our stockholders do not have cumulative voting rights, our stockholders holding a majority of the shares of common stock outstanding will be able to elect all of our directors. Our amended and restated certificate of incorporation and amended and restated bylaws provide that all stockholder action must be effected at a duly called meeting of stockholders and not by a consent in writing, and that only our board of directors or chairman of the board may call a special meeting of stockholders.

Our amended and restated certificate of incorporation requires a 66 2/3% stockholder vote for the amendment, repeal or modification of certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws relating to the classification of our board of directors, the requirement that stockholder actions be effected at a duly called meeting, and the designated parties entitled to call a special meeting of the stockholders. The combination of the classification of our board of directors, the lack of cumulative voting and the 66 2/3% stockholder voting requirements will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our company.

These provisions may have the effect of deterring hostile takeovers or delaying changes in control of our company or management. These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of us. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in our management.

Forum. Our amended and restated certificate of incorporation and our amended and restated bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee or stockholder of the Company to us or our stockholders, any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, our amended and restated certificate of incorporation or our amended and restated bylaws or as to which the Delaware General Corporation Law confers jurisdiction on the Court of Chancery of the State of Delaware, or any action asserting a claim governed by the internal affairs doctrine. Our amended and restated certificate of incorporation and our amended and restated bylaws further provide that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock is deemed to have notice of and consented to the foregoing provision. Although our amended and restated certificate of incorporation and our amended and restated bylaws include these provisions, it is possible that a court could rule that such provisions are inapplicable or unenforceable.

Delaware Anti-takeover Law

The Company is subject to Section 203 of the Delaware General Corporation Law (“Section 203”), an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date such person became an interested stockholder, unless the business combination or the transaction in which such person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person that, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the Board, including discouraging attempts that might result in a premium over the market price for the shares of common stock.

Listing on the Nasdaq Global Market

Our common stock is listed on the Nasdaq Global Market under the symbol “NERV”.